Exhibit 10.53

CONSULTING AGREEMENT
between

John Shallman
3601 West Thirteen Mile Road
Royal Oak, MI 48073
and

Nephros, Inc.

This Consulting Agreement is made and entered into as of the 2nd day of January, 2009, (the "Effective Date"), between Nephros, Inc., a Delaware corporation (the "Company") and Mr. John Shallman (the "Consultant").

WHEREAS, the Company desires to engage Consultant to provide consulting services to it in connection with its business; and

WHEREAS, Consultant desires to provide consulting services to the Company;

In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Consulting Services.

(a) Subject to the terms and conditions hereinafter set forth, the Company retains Consultant, and Consultant hereby accepts such retention by the Company,

(i)	As Marketing Executive to market and sell DSU Water Filtration products into healthcare facilities and other market segments as directed by the President & CEO.

(ii)	To work closely with Sales and other Nephros employees to aid in sales support, by developing marketing materials and programs, and other business development activities.

(b) The Company and Consultant hereby acknowledge and agree that Consultant shall perform the services specified in paragraphs (a) and (b) above (collectively, the "Consulting Services") as an independent contractor and not as an employee of the Company. Consultant agrees that he will file his own tax returns on the basis of his status as an independent contractor for the reporting of all income, social security, employment and other taxes due and owing on the consideration received by him under this Agreement and that she is responsible for the payment of such taxes. Similarly, Consultant shall not be entitled to receive additional benefits specifically associated with employment status, such as medical, dental and life insurance, stock or stock options of the Company and shall not be entitled to participate in any other employee benefit programs. As an independent contractor, Consultant acknowledges, understands and agrees that she is not, and shall not represent himself to third parties as being, the agent or representative of the Company nor does she have, and shall not represent himself to third parties as having, power or authority to do or take any action for or on behalf of the Company, as its agent, representative or otherwise, except as specifically herein set forth.

(d) The Consultant will work from his home office and have the necessary infrastructure conducive to good selling principles and his role as Business Development Executive. From time to time it will be necessary for the Consultant to attend meetings and work from the Nephros office in New York.

2.           Consideration for Consulting Services.

In consideration of Consultant's performance of the Consulting Services, during the Term (as defined below in Section 4 below) the Company shall pay Consultant a consulting fee (the"Consulting Fee") at the rate of one hundred dollars ($100.00) per hour not to exceed 40 hours per month, to be paid to Consultant on a monthly basis, on receipt of invoice net 10.

3.           Reimbursement of Expenses.

The Company shall reimburse Consultant for all normal, usual and necessary expenses in excess of twenty-five dollars ($25.00) in the aggregate incurred by Consultant in furtherance of the business and affairs of the Company against receipt by the Company of appropriate vouchers or other proof of the Company's expenditures and otherwise in accordance with such expense-reimbursement policy as may from time to time be adopted by the Company.

4.           Term and Termination.

(a) The term of This Agreement shall commence on the Effective Date and shall expire on December 31, 2009.

(b) This Agreement may be terminated by either party upon fourteen (14) days written notice to the other party and may be terminated by either party at any time for any reason. Said termination will be effective after either party sends to the other by Certified Mail, Return Receipt Requested, a written notice of intent to terminate at the expiration of fourteen (14) days from the date upon which such notice is mailed to the other. Such termination will then occur at the end of the fourteen (14) day notice period. Notwithstanding the foregoing, the Company shall be able to terminate this Agreement immediately, without the sending of the aforesaid written fourteen (14) day notice, upon your death, bankruptcy, or in the event the Consultant breaches any of the material terms in this Agreement.

 (c) In the event that the Consultant sends the Company written notice of intent to terminate this Agreement pursuant to Paragraph (b) above, the Consultant shall continue to solicit orders for the Company during the aforesaid fourteen (14) day period. Notwithstanding the foregoing, if the Company sends the Consultant written notice of its intent to terminate this Agreement pursuant to Paragraph (b) above, the Consultant shall cease soliciting orders for the Company immediately on the day the said notice of termination is received by the Consultant.

(d) At the termination of this Agreement, the Consultant shall cease using any sales materials and product samples in his possession or under his control and shall return same, including all computer equipment, software, catalogs, brochures, advertising, literature and other property of the Company, immediately upon Company request. Final compensation due, if any, shall not be paid until such property is received by the Company and has been returned in reasonably good condition, together with a Termination Certification, exhibit A.

(e) The provisions of Sections 5 through 18 hereof shall survive any termination of this Agreement at the expiration of the Term or prior thereto.

5.    Ownership Of Proprietary Information. Consultant agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates"), including, without limitation, information relating to the development of the Device created, discovered, developed or made known to the Company or any of the Affiliates by Consultant during the Consulting Term and information relating to the Company's customers, suppliers, consultants, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company's or the Affiliates' employees and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

6.           Delivery of Documents and Data. On the expiration of the Term or the earlier termination of this Agreement pursuant to Section 4 hereof, Consultant agrees that Consultant will deliver to the Company all documents and data of any nature and embodied in any media pertaining to his work with the Company or the Affiliates, Consultant will not take with him or deliver to anyone else any documents or data of any description and embodied in any media or any reproduction, abstract or summary of any description containing or pertaining to any Proprietary Information and Consultant will sign and deliver the "Termination Certification" attached hereto as Exhibit A.

7.	Disclosure of Inventions.

During the Term, Consultant agrees that she will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Company's employees and/or consultants (including, without limitation, job performance of such employees and/or consultants), techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications, made or conceived or reduced to practice or learned by him, either alone or jointly with others, which result from use of premises or equipment owned, leased or contracted for by the Company or the Affiliates (all said improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Company's or the Affiliates' employees and/or consultants, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications shall be collectively hereinafter called "Inventions"). Notwithstanding any provisions to the contrary herein, however, Consultant agrees that Consultant shall not disclose to the Company any improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, blueprints, sketches, records, notes, devices, drawings, techniques, know-how, data, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications which Consultant possesses under the obligation of secrecy or confidentiality to a third party.

Consultant understands and acknowledges that all original works of authorship which are made by him (solely or jointly with others) while performing the Consulting Services and which are protectable by copyright are being created at the instance of the Company and are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101).

8.	No Prior Employer Property.

Consultant undertakes that, in the performance of the Consulting Services, Consultant will not use any materials or documents of a former or current employer which are not generally available to the public, unless Consultant or the Company has obtained written authorization from the current or former employer for their possession and use.

9.	Non-Solicitation.

During the Term, and for a period of two (2) years thereafter, Consultant shall not, directly or indirectly, without the prior written consent of the Company:

(a) solicit or induce any employee of the Company or any Affiliate to leave the employ of the Company or any Affiliate or hire for any purpose any employee of the Company or any Affiliate or any employee who has left the employment of the Company or any Affiliate within six months of the termination of said employee's employment with the Company; or

(b) solicit or accept the business of any customer or supplier of the Company or any Affiliate with respect to products similar to those supplied by the Company.

10.	Insider Trading, Etc.

Consultant recognizes that in the course of his duties hereunder, Consultant may receive from the Company or others information which may be considered "material, non-public information" concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Consultant agrees that she will not, without the prior written consent of the Company, perform any of the following:

(a) purchase, trade, offer, pledge, sell, contract to sell or to purchase or sell "short" or "short against the box" (as such terms are generally understood in the securities markets), or otherwise dispose of or acquire any securities of the Company or options or other derivative securities in respect of such securities while in possession of relevant material, non-public information received from the Company or others in connection herewith;

(b) provide the Company with information with respect to any public company that may be considered material, non-public information; and

(c) provide any person with material, non-public information, received from the Company, including any relative, associate, or other individual who intends to, or may, (i) trade securities with respect to the Company which is the subject of such information or (ii) otherwise directly or indirectly benefit from such information.

11.    Non-disparagement. During and after the Term, Consultant agrees not to make any disparaging comment or statement about the Company, whether or not true, including but not limited to comments which could adversely affect the conduct of the Company's business, any of its plans or prospects, or the business name or reputation of the Company.

12.    Non-Competition. The Consults agrees that during the term of this Agreement, she will not sell, promote, or offer for sale, directly or indirectly, any product which might in any way be deemed competitive to the Company's DSU Water Filtration or ESRD Therapy lines and that she presently is representing no competing company. The Consultant understands and recognizes that his services to the Company are special and unique and agrees that, during the Consulting Term and for a period of two (2) years from the date of termination of his retention hereunder, she shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or any business which manufactures or distributes any product directly or indirectly competitive with an existing (as of the "Effective Date") technology of, or equivalent (as of the "Effective Date") product manufactured or distributed by, the Company ("Conflicting Product"), either as an individual for his own account, or as a proprietor, partner, member, joint venturer, employee, consultant, agent, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that the Company is, during the term hereof and as of the date of termination, conducting or planning to conduct its business (the"Restricted Businesses"); provided, however, that nothing herein will preclude Consultant from holding one percent (1%) or less of the stock of any publicly traded company; or from holding a position with a Person which engages in a business directly or indirectly competitive with a Conflicting Product or a Restricted Business so long as Consultant works solely in a division of such Person which carries on a bona fide business which is not directly or indirectly competitive with a Conflicting Product or a Restricted Business.

13.    Remedies for Breach. Consultant understands and agrees that any breach of Sections within this Agreement by the Consultant could cause irreparable damage to the Company and to the Affiliates and that monetary damages alone would not be adequate and, the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of Consultant's obligations under such Sections.

14.    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid in any jurisdiction for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of the remainder of this Agreement or the enforceability of such term or provision in any other jurisdiction. To the extent that any such term or provision is held to be unlawful or invalid, the parties agree to reform such term or provision in such a way which will be enforceable in the jurisdiction to which such holding applies, and which will reflect, as nearly as permissible, the intention of the parties.

18.           Representation of Consultant; Use of Name. Consultant represents that there are no binding agreements to which she is a party or by which she is bound, forbidding or restricting his activities herein. In addition, Consultant consents to the use of his name in various reports, brochures or other documents produced by or on behalf of the Company, including any and all documents filed with the Securities and Exchange Commission.

19.           Miscellaneous Any notice or other communication between parties shall be sufficiently given if sent by certified or registered mail, postage prepaid, if to the Company, addressed to it at Nephros, Inc., 41 Grand Avenue, River Edge NJ, 07661, Attention: President & CEO, or if to Consultant, addressed to Consultant at the address set forth below Consultant's name on the signature page hereof, or to such address as may hereafter be designated in writing by one party to the other. Such notice or other communication shall be deemed to be given on the date of receipt.

This Agreement embodies the entire agreement and understanding between the Company and Consultant regarding the subject matter hereof and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the central subject matter thereof.

This Agreement shall in all respects be governed by, and contained and enforced in accordance with the internal substantive laws of the State of New Jersey and not the law of conflict of laws.

This Agreement may be executed in one or more counterparts, each of which, when so executed shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Neither this Agreement nor any term hereof may be amended, modified, supplemented or waived save in a written instrument executed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have hereto set their hand on the date first above wirtten.

CONSULTANT:

By:
Name: John Shallman
Address: 3601 West Thirteen Mile Road,
Royal Oak, MI 48073

NEPHROS, INC.
By:

Name: Ernest Elgin, President & CEO

EXHIBIT A

NEPHROS, INC.

TERMINATION CERTIFICATION

This is to certify that, except as permitted by the Consulting Agreement (as defined below) I do not have in my possession, nor have I failed to return, any structures, inventions, designs, works of authorship, copyrightable works, formulas, data, marketing plans, forecasts, product concepts, marketing plans, strategies, forecasts, devices, records, data, notes, reports, proposals, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, patent applications, continuation applications, continuation-in-part applications, divisional applications, other documents or property, or reproductions of any aforementioned items belonging to Nephros, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").

I further certify that I have complied with all the terms of the Consulting Agreement, dated July 7, 2008 between the Company and me (the "Consulting Agreement"), relating to the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by the Consulting Agreement.

I further acknowledge that the provisions of the Consulting Agreement relating to Proprietary Information, as defined in the Consulting Agreement, continue in effect beyond the termination of the Consulting Agreement, as set forth therein.

Date: 1/29/09	Signature:	/s/ John Shallman
John Shallman